AMENDMENT to

INVESTMENT ADVISORY AGREEMENT
between
LISTED FUNDS TRUST
and
CLOUGH CAPITAL PARTNERS, L.P.

This amendment (“Amendment”) to the Investment Advisory Agreement (the “Agreement”) dated as of January 11, 2024, by and between Listed Funds Trust and Clough Capital Partners, L.P. (together, the “Parties”) is effective as of February 29, 2024.

WHEREAS, the parties desire to amend Schedule A of the Agreement to reflect a reduction of the advisory fee for Clough Long/Short ETF and to reflect the change of the name of Clough Long/Short ETF to Clough Hedged Equity ETF; and,

WHEREAS, Section 12 of the Agreement contemplates amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, in consideration of the mutual covenants and benefits set forth in the Agreement, the Trust and the Adviser do hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first written above.

LISTED FUNDS TRUST on behalf of the series listed on Schedule A	CLOUGH CAPITAL PARTNERS, L.P.

By: /s/ Gregory C. Bakken	By: /s/ Daniel J. Gillis
Name: Gregory C. Bakken	Name: Daniel J. Gillis
Title: President	Title: Chief Compliance Officer

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated January 11, 2024 between
LISTED FUNDS TRUST
and
CLOUGH CAPITAL PARTNERS, L.P.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Clough Hedged Equity ETF	1.35%
Clough Select Equity ETF	0.85%

Effective: February 29, 2024